Exhibit 99.1

Harrington West Announces Definitive Expansion Plans in Its Kansas City and Phoenix Metro Markets

     SOLVANG, Calif.--(BUSINESS WIRE)--Nov. 4, 2005--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB and its division Harrington Bank, today announced that it has reached definitive agreements to acquire parcels in Olathe, Kansas in the Kansas City metro and Surprise, Arizona in the Phoenix metro.
     The Olathe, Kansas parcel is located in the growing Johnson County market near the Johnson County Community College and the Lenexa business district. The trade area on a three mile radius has 32 thousand households, an average household income of $82 thousand and is expected to grow 11% over the next 5 years. A 9,500 square foot, one story building will be constructed on the 1.4 acre parcel on the southwest corner of Pflumm Road and College Boulevard with approximately one half of the building space leased to others. This banking facility will represent the third Harrington Bank office in the Kansas City metro and the 16th office for HWFG. The estimated building cost with land is $2.6 million, and the facility is expected to be completed by mid 2006.
     Also, HWFG has reached a definitive agreement to acquire a 1.3 acre parcel of land at the corner of Bell Road and 114th Avenue in the rapidly growing Surprise, Arizona market in the Phoenix metro. The Surprise market, adjacent to the Sun City retirement communities, has attracted young families. It currently has 23 thousand households with an average household income of $57 thousand, and these households are expected to grow 29% over the next 5 years. HWFG plans to construct a 12,000 square foot, one story financial services building, with Los Padres Bank occupying approximately 4,500 square feet, and the remainder of the space is expected to be leased to real estate and title companies. This concept was executed in HWFG's first office in the Scottsdale, Arizona market, where it leases its banking facility in a 14,000 square foot building along with RE/MAX and Stewart Title offices. The Surprise office building will be 100% owned by Los Padres Bank. The lot purchase rights and plans were assigned at cost to Los Padres Bank by Resource Marketing Group, Inc., the parent company of RE/MAX Achievers and RE/MAX Commercial Investment, owned and operated by a Los Padres Bank Director, Mr. Timothy Hatlestad. RE/MAX Commercial Investment will receive a customary 3% brokerage fee on the $875 thousand lot purchase from the unrelated seller. This Los Padres Bank office will be the third in the Phoenix metro and 17th in the HWFG system. The office is expected to be completed by late 2006 but the cost of the building has not yet been determined.
     In commenting on the expansion plan, Craig J. Cerny, Chairman and CEO of HWFG stated, "We are very excited about acquiring these excellent sites within our markets, as we seek to grow our core banking assets and deposits in each of our markets at a steady but controlled pace. We believe these de novo banking operations will add handsomely to our franchise value and future earnings results."
     Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 15 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $151.9 million in assets under management or custody.

     This Release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, as well as for the growth of its markets, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results and (v) other factors referenced in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


     CONTACT: Harrington West Financial Group, Inc.
              Craig J. Cerny, 913-663-0180
              Lisa Watkins, 805-688-6644 (share transfer information)